     News Release

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Frank Briamonte	Dina Fede
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LUCENT TECHNOLOGIES REPORTS RESULTS FOR FOURTH QUARTER AND YEAR END OF FISCAL 2003

➢	Records profitable quarter, with net income of 2 cents per share

➢	Generates positive operating cash flow of $145 million

➢	Posts revenues of $2.03 billion for the quarter, an increase of 3 percent sequentially

FOR RELEASE: WEDNESDAY, Oct. 22, 2003

     MURRAY HILL, N.J. — Lucent Technologies (NYSE: LU) today reported results for the fourth quarter and year end of fiscal 2003, which ended Sept. 30, 2003, in accordance with U.S. generally accepted accounting principles (GAAP). The company reported its first profitable quarter since March 2000, posting net income for the quarter that was $99 million or 2 cents per share1. These results compare with a net loss of $254 million or 7 cents per share2 in the third quarter of fiscal 2003 and a net loss of $2.81 billion or 84 cents per share2 in the year-ago quarter.

     The company recorded revenues of $2.03 billion in the quarter, which is an increase of 3 percent from the $1.96 billion in revenues for the third quarter of fiscal 2003. The company recorded $2.28 billion in revenues in the year-ago quarter.

     The fourth quarter’s earnings per share included the negative impact of charges associated with the reversal of certain previously recognized income tax benefits, an asset impairment charge related to capitalized UMTS software development costs, and the revaluation of warrants that are expected to be issued as part of Lucent’s global settlement of shareowner litigation, all of which were more than offset by the positive impact from bad debt and customer financing recoveries, a net reduction of reserves for certain business restructuring actions, and certain other items, including certain adjustments to employee expenses as well as customer and supplier credits. The net effect of these charges and benefits was a favorable impact of about 2 cents per share on the fourth quarter’s results2.

     For the fiscal year, Lucent reported revenues of $8.5 billion compared with $12.3 billion in fiscal 2002. The net loss was $770 million or 29 cents per share during fiscal 2003, compared with a net loss of $11.8 billion or $3.49 per share during fiscal 2002.

EXECUTIVE COMMENTARY ON FINANCIAL RESULTS

     “It feels great to post a profitable quarter with positive operating cash flow. It’s the culmination of a lot of hard work and dedication on the part of the Lucent team,” said Lucent Technologies Chairman and CEO Patricia Russo. “At this point, we have essentially completed our restructuring initiatives, reduced our total expenses by about $5.6 billion3 year over year, and implemented plans to broaden our revenue base in areas like services, government contracts and outside the United States. As always, we will continue to ensure that our cost and expense profile is in line with the market.

     “As we exit fiscal 2003 and begin a new year, we still have some work to do, and in the current challenging market environment it’s likely we will still have some ups and downs on the way to sustained profitability,” continued Russo. “We are seeing signs of stability in the overall telecom market, with pockets of opportunity in areas like services, metro optical, voice over IP, broadband access and high-speed wireless data. During the quarter, for example, we announced some major wireless wins with China Unicom and Sprint; optical wins with AT&T and Dacom in South Korea; broadband wins in Poland and Sweden; and key services wins with O2 in Europe and KTF in Korea. In addition, just this week we announced a major broadband win with Bell Canada.”

     “We continue to make progress improving our gross margin,” said Lucent Technologies Chief Financial Officer Frank D’Amelio. “This quarter, we increased our gross margin from 29 to 43 percent, primarily due to a favorable mix of products and services, as well as continued cost reductions.” In addition, the margin was helped by certain significant items2 mentioned previously.

     “While our margin improvement helped us achieve profitability this quarter, it is not a rate we expect to maintain during fiscal 2004 due to anticipated quarterly shifts in product and geographic mix and the non-recurrence of certain favorable items,” said D’Amelio

     “While we are not giving specific guidance for next quarter, we expect to achieve sustainable profitability some time in fiscal 2004 at a margin rate of about 35 percent. We also expect revenues to remain essentially flat or to increase slightly year over year. As always, we will continue to focus on managing our cost and expense profile, while we increase our investment in certain new product areas like voice over IP,” said D’Amelio.

BALANCE SHEET UPDATE

     As of Sept. 30, 2003, Lucent had $4.5 billion in cash and short-term investments. This represents a decrease of approximately $400 million in the quarter. The decrease primarily resulted from the repurchase of $500 million of certain convertible securities and debt obligations, which will result in an annual reduction of approximately $50 million in fixed charges. Cash generated from operations was $145 million during the quarter, compared to a use of $58 million in the third quarter.

     Lucent also recorded a non-cash charge to equity of $594 million related to its management pension plans, largely as a result of declines in interest rates used to develop the discount rate to value the plans’ obligations. While the charge to equity did not impact quarterly results, it did result in the reversal of $165 million of previously recognized income tax benefits. The plan meets all the requirements of ERISA’s funding rules and does not require cash contributions during fiscal 2004.

GROSS MARGIN AND OPERATING EXPENSES

     Gross margin for the quarter was 43 percent of revenues as compared with 29 percent for the third quarter of fiscal 2003, a sequential increase of about 14 percentage points. The increase was primarily due to a favorable mix of products and services and continued cost reductions. In addition, the margin was helped by certain significant items2 mentioned previously.

     Operating expenses for the fourth quarter of fiscal 2003 were $524 million as compared with $842 million for the third quarter of fiscal 2003. The sequential decrease was primarily due to the impact of continued cost reduction work and significant items2 mentioned previously.

REVIEW OF OPERATIONS – THREE MONTHS ENDED SEPT. 30, 2003

     On a sequential basis, revenues in the United States were flat at $1.2 billion, and international revenues increased 7 percent to $820 million. Compared with the year-ago quarter, U.S. and international revenues decreased by 16 percent and 2 percent, respectively.

     The company continues to focus on new revenue opportunities in its services and government businesses as well as its global business partner program, while delivering next-generation products. Highlights this quarter included:

➢	Several professional services contracts with international carriers like KTF in Korea and O2 in the United Kingdom, which awarded Lucent a three-year agreement to assess and analyze the performance of its GSM and GPRS networks in Europe.

➢	Maintenance and deployment contracts with Delta Telecom, E-plus, Sprint, Codetel and Moscow Cellular Communications.

➢	The addition of another 20 global business partners serving 30 countries in Europe, the Middle East and Africa, and several optical and VoIP contracts that were won in Europe this quarter through business partners.

➢	A contract with Bechtel National, Inc., to assist in the repair and rehabilitation of the communications network in Iraq, including the installation and deployment of 240,000 lines serving Baghdad and the region.

Integrated Network Solutions (INS)

     Revenues for the fourth quarter of fiscal 2003 were $1.11 billion, an increase of 5 percent sequentially and a decrease of 11 percent compared with the year-ago quarter.

     In the fourth quarter, Lucent had several significant optical and broadband announcements:

➢	A significant multi-year contract in which AT&T will use Lucent’s Metropolis® DMX Access Multiplexer to provide next-generation SONET capabilities to its network.

➢	Metropolitan optical network wins with ICE in Costa Rica, Sasktel in Canada and Dacom in Korea.

➢	An optical backbone contract for its WaveStar® OLS 1.6T System with KT in Korea, and for the LambdaUnite® MultiService Switch in China.

➢	Significant contract awards this quarter featuring two of Lucent’s leading access network products — the AnyMedia® Access System in Poland and the Stinger® FS DSL Access Concentrator in Sweden.

➢	A second customer trial, announced by business partner D-Tel, for Lucent’s new iGen™ Compact Switch.

Mobility Solutions

     Revenues for the fourth quarter of fiscal 2003 were $856 million, an increase of 4 percent sequentially and a decrease of 9 percent compared with the year-ago quarter.

     Lucent continues to show progress in its 3G spread spectrum technology offers:

➢	A new multi-year contract valued at up to $1 billion to enhance Sprint’s 3G network covering major markets from New York to California.

➢	CDMA2000 equipment contracts with China Unicom, Codetel in the Dominican Republic and KTF in Korea together totaling more than $330 million.

➢	Deployment of 3G CDMA2000 networks in the 450MHz frequency band for Delta Telecom and Moscow Cellular Communications as part of the SKYLINK initiative.

➢	Verizon Wireless’ commercial deployment of a Lucent-supplied 3G mobile network in Washington, D.C. Customers on this network will receive data services at speeds comparable to the fastest wireline connections.

➢	A trial of Lucent’s UMTS equipment with AT&T Wireless in the greater Miami area, announced last week. Lucent has already achieved several key milestones in the project, including successfully making voice and data calls on the network. Lucent also successfully tested its UMTS equipment with key suppliers in China, highlighting the readiness of Lucent’s equipment for that market.

Fiscal Year Highlights

     For the year, Lucent continued to leverage its cost and expense reductions into bottom line and balance sheet improvements, while making progress in new revenue areas such as professional and managed services, government contracts and business partnerships, as well as metro optical, voice over IP, broadband access and high-speed wireless data. Highlights for the year included:

➢	An 18-point gross margin improvement year over year, from 13 to 31 percent.

➢	A decrease in total operating expenses from $8.5 billion to $2.9 billion on an annual basis; the total includes provisions for and recoveries of bad debts and customer financing, goodwill related charges and amortization and business restructuring charges and reversals.

➢	A reduction of the company’s net loss from $11.8 billion to $770 million year over year.

➢	Introduction of new products, including the 5E-XC™ high capacity switch being deployed by SBC Communications; the Flexent® OneBTS CDMA2000 base station for 3G CDMA and UMTS mobile networks; Metropolis® DMXplore Access Multiplexer, which extends the reach of SONET networks to small and medium enterprises; the V-16™ IP DSLAM, which delivers the fastest DSL speeds in the industry; and the iGEN™ Compact Switch, which reduces service providers’ operating expenses by up to 90 percent.

➢	New and extended relationships with partners such as Sun Microsystems, EMC, Cisco Systems and Juniper Networks to supply leading-edge technology to complete our offers; also expansion of our Global Business Partners program with partners in 50 countries.

➢	Penetration of new services markets, with approximately $250 million in managed services contracts signed this year in North America, New Zealand and South America.

➢	Increased government business with the U.S. Department of the Army, government contractor Bechtel and more than a half-dozen other professional services contracts signed with large government contractors.

     The quarterly earnings conference call will take place today at 8:30 a.m. EDT and be broadcast live over the Internet at http://www.lucent.com/investor/conference/webcast. It will be maintained on the site for replay through Wednesday, Oct. 29, 2003.

     Lucent Technologies, headquartered in Murray Hill, N.J., USA, designs and delivers networks for the world’s largest communications service providers. Backed by Bell Labs research and development, Lucent relies on its strengths in mobility, optical, data and voice networking technologies as well as software and services to develop next-generation networks. The company’s systems, services and software are designed to help customers quickly deploy and better manage their networks and create new revenue-generating services that help businesses and consumers. For more information on Lucent Technologies, visit its Web site at http://www.lucent.com.

This news release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, the industries in which we operate, our beliefs and our management’s assumptions. In addition, other written or oral statements that constitute forward-looking statements may be made by or on behalf of us. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. These risks and uncertainties include: the failure of the telecommunications market to improve or improve at the pace we anticipate; continued net losses may reduce or impair our legally available surplus; our ability to realize the benefits we expect from our strategic direction and restructuring program; our ability to secure additional sources of funds on reasonable terms; our credit ratings; our ability to compete effectively; our reliance on a limited number of key customers; our exposure to the credit risk of our customers as a result of our vendor financing arrangements and accounts receivable; our reliance on third parties to manufacture most of our products; the cost and other risks inherent in our long-term sales agreements; our product portfolio and ability to keep pace with technological advances in our industry; the complexity of our products; our ability to retain and recruit key personnel; existing and future litigation; our ability to protect our intellectual property rights and the expenses we may incur in defending such rights; changes in environmental health and safety law; changes to existing regulations or technical standards; the social, political and economic risks of our foreign operations; and the costs and risks associated with our pension and postretirement benefit obligations. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this news release, whether as a result of new information, future events, changes in assumptions, or otherwise.

[1]	The per share information reported in this release represents basic and diluted per share amounts. Shares used in the three months ended September 30, 2003, diluted per share calculation include potentially diluted securities, however the earnings per share amounts were the same. Additionally, the per share amounts include the impact of preferred dividends and accretion, as well as conversion and redemption expense associated with the repurchase of 8% redeemable convertible preferred stock.

[2]	Further details on the significant items impacting results are available in Exhibit E in the accompanying financial reporting package.

[3]	Annual operating expenses were reduced by approximately $5.6 billion in total and declined by $1.6 billion when excluding the impact of provisions for and recoveries of bad debts and customer financing, goodwill related charges and amortization, and business restructuring charges and reversals. See Exhibit B in the accompanying financial reporting package.

# # #

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
Index to Exhibits

Exhibit A	Consolidated statements of operations for the three months ended September 30, 2003, June 30, 2003 and September 30, 2002
Exhibit B	Consolidated statements of operations for the years ended September 30, 2003 and September 30, 2002
Exhibit C	Consolidated balance sheets as of September 30, 2003, June 30, 2003 and September 30, 2002
Exhibit D	Consolidated statements of cash flows for the three months ended September 30, 2003 and June 30, 2003, and the years ended September 30, 2003 and September 30, 2002
Exhibit E	Summary financial data

Exhibit A

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; amounts in millions, except per share amounts)

	Three months ended

	September 30, 2003	June 30, 2003	September 30, 2002

REVENUES
Products	$1,567	$1,526	$1,711
Services	460	439	566

Total revenues	2,027	1,965	2,277

COSTS
Products (a)	837	1,041	2,040
Services	327	351	573

Total costs	1,164	1,392	2,613

Gross margin	863	573	(336)
Gross margin %	42.6%	29.2%	-14.8%
OPERATING EXPENSES
Selling, general and administrative, before amortization of goodwill and other acquired intangibles and provision for (recovery of) bad debts and customer financings	334	439	521
Amortization of goodwill and other acquired intangibles	—	5	32
Provision for (recovery of) bad debts and customer financings	(124)	(32)	424

Selling, general and administrative	210	412	977
Research and development	335	382	685
Goodwill impairment	—	35	15
Business restructuring charges (reversals) and asset impairments, net	(21)	13	773

Total operating expenses	524	842	2,450
Operating income (loss)	339	(269)	(2,786)
Other income, net	8	31	50
Interest expense	95	85	98

Income (loss) from operations before income taxes	252	(323)	(2,834)
Provision for (benefit from) income taxes	153	(69)	(25)

Net income (loss)	99	(254)	(2,809)
Conversion and redemption costs - 8.00% redeemable convertible preferred stock	(1)	(20)	(29)
Preferred dividends and accretion	(21)	(21)	(43)

Net income (loss) applicable to common shareowners	$77	$(295)	$(2,881)

Basic and diluted earnings (loss) per share applicable to common shareowners (b)	$0.02	$(0.07)	$(0.84)
Weighted average number of common shares outstanding — basic	4,155	4,121	3,440

Weighted average number of common shares outstanding — diluted (c)	4,178	4,121	3,440

(a)	For the periods presented, costs include a net business restructuring charge (reversal) related to inventory write-downs of ($21), $1 and $11, respectively.

(b)	For the fourth quarter of fiscal 2003, basic and diluted earnings per share applicable to common shareowners rounds to $0.02.

(c)	For the fourth quarter of fiscal 2003, the weighted average number of common shares outstanding — diluted includes the impact of employee stock options. The weighted average number of common shares for the other periods presented is the same for basic and diluted.

Exhibit B

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; amounts in millions, except per share amounts)

	Year ended September 30,

	2003	2002

REVENUES
Products	$6,666	$9,594
Services	1,804	2,727

Total revenues	8,470	12,321

COSTS
Products (a)	4,360	8,416
Services	1,458	2,353

Total costs	5,818	10,769

Gross margin	2,652	1,552
Gross margin %	31.3%	12.6%
OPERATING EXPENSES
Selling, general and administrative, before amortization of goodwill and other acquired intangibles and provision for (recovery of) bad debts and customer financings	1,717	2,466
Amortization of goodwill and other acquired intangibles	15	250
Provision for (recovery of) bad debts and customer financings	(223)	1,253

Selling, general and administrative	1,509	3,969
Research and development	1,488	2,310
Goodwill impairment	35	826
Business restructuring charges (reversals) and asset impairments, net	(158)	1,426

Total operating expenses	2,874	8,531
Operating loss	(222)	(6,979)
Other income (expense), net	(428)	292
Interest expense	353	382

Loss from continuing operations before income taxes	(1,003)	(7,069)
Provision for (benefit from) income taxes	(233)	4,757

Loss from continuing operations	(770)	(11,826)
Income from discontinued operations, net	—	73

Net loss	(770)	(11,753)
Conversion and redemption costs - 8.00% redeemable convertible preferred stock	(287)	(29)
Preferred dividends and accretion	(103)	(167)

Net loss applicable to common shareowners	$(1,160)	$(11,949)

Basic and diluted loss per share from continuing operations applicable to common shareowners	$(0.29)	$(3.51)
Basic and diluted income per share from discontinued operations applicable to common shareowners	$—	$0.02
Basic and diluted net loss per share applicable to common shareowners	$(0.29)	$(3.49)
Weighted average number of common shares outstanding	3,950	3,427

(a)	For the periods presented, costs include a net business restructuring charge/(reversal) related to inventory write-downs of ($26) and $64, respectively.

Exhibit C

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; $ and number of shares in millions except per share amounts)

	September 30,	June 30,	September 30,
	2003	2003	2002

Assets:
Cash and cash equivalents	$3,821	$4,339	$2,894
Short-term investments	686	589	1,526
Receivables, less allowances of $246, $272 and $325, respectively	1,511	1,620	1,647
Inventories	632	806	1,363
Contracts in process, net	33	70	10
Other current assets	1,150	1,181	1,715

Total current assets	7,833	8,605	9,155
Property, plant and equipment, net	1,593	1,705	1,977
Prepaid pension costs	4,641	4,483	4,355
Goodwill and other acquired intangibles, net	188	189	224
Other assets	1,492	1,954	2,080

Total assets	$15,747	$16,936	$17,791

Liabilities:
Accounts payable	$1,072	$1,221	$1,298
Payroll and benefit-related liabilities	1,080	776	1,094
Debt maturing within one year	389	616	120
Other current liabilities	2,474	2,866	3,814

Total current liabilities	5,015	5,479	6,326
Postretirement and postemployment benefit liabilities	4,635	4,935	5,230
Pension liability	2,494	2,357	2,752
Long-term debt	4,439	4,687	3,236
Company-obligated mandatorily redeemable preferred securities of subsidiary trust	1,152	1,152	1,750
Other liabilities	1,383	1,351	1,551

Total liabilities	19,118	19,961	20,845
Commitments and contingencies 8.00% redeemable convertible preferred stock (a)	868	933	1,680
Shareowners’ deficit:
Common stock (b)	42	41	35
Additional paid-in capital	22,252	22,096	20,606
Accumulated deficit	(22,795)	(22,894)	(22,025)
Accumulated other comprehensive loss	(3,738)	(3,201)	(3,350)

Total shareowners’ deficit	(4,239)	(3,958)	(4,734)

Total liabilities, redeemable convertible preferred stock and shareowners’ deficit	$15,747	$16,936	$17,791

(a)	$1 per share par value; 875 shares issued and outstanding as of September 30, 2003, 943 shares issued and outstanding as of June 30, 2003 and 1,711 shares issued and outstanding as of September 30, 2002; $1,000 per share redemption value.

(b)	$0.01 per share par value; 10,000 authorized shares; 4,170 issued and 4,169 outstanding as of September 30, 2003, 4,144 issued and 4,143 outstanding as of June 30, 2003 and 3,492 issued and 3,490 outstanding as of September 30, 2002.

Exhibit D

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; amounts in millions)

	Three months ended		Years ended

	September 30,	June 30,	September 30,	September 30,
	2003	2003	2003	2002

Operating Activities
Net income (loss)	$99	$(254)	(770)	$(11,753)
Less: Income from discontinued operations	—	—	—	73

Income (loss) from continuing operations	99	(254)	(770)	(11,826)
Adjustments to reconcile income (loss) from continuing operations to net cash (used in) provided by operating activities, net of effects of dispositions of businesses:
Non-cash portion of business restructuring (reversals) charges	(26)	(6)	(205)	827
Impairment of goodwill	—	35	35	826
Depreciation and amortization	196	230	978	1,470
(Recovery of) provision for bad debts and customer financing	(124)	(32)	(223)	1,253
Deferred income taxes	(2)	(76)	(213)	5,268
Net pension and postretirement benefit credit	(197)	(181)	(685)	(972)
Gains on sales of businesses	(2)	(18)	(49)	(725)
Other adjustments for non-cash items	205	3	337	992
Changes in operating assets and liabilities:
Decrease (increase) in receivables	187	(53)	205	2,493
Decrease in inventories and contracts in process	234	308	747	2,552
(Decrease) increase in accounts payable	(153)	31	(257)	(539)
Changes in other operating assets and liabilities	(272)	(45)	(848)	(2,375)

Net cash provided by (used in) operating activities from continuing operations	145	(58)	(948)	(756)

Investing Activities
Capital expenditures	(65)	(38)	(291)	(449)
Dispositions of businesses and manufacturing operations, net of cash	(3)	12	9	2,576
Maturities (purchases) of short-term investments	(96)	644	845	(1,518)
Proceeds from the sale or disposal of property, plant and equipment	83	32	158	194
Other investing activities	(13)	(4)	37	(46)

Net cash (used in) provided by investing activities from continuing operations	(94)	646	758	757

Financing Activities
Issuance of long-term debt	—	1,631	1,631	—
Issuance of 7.75% trust preferred securities	—	—	—	1,750
Repayments of credit facilities	—	—	—	(1,000)
Net repayments of other short-term borrowings	(3)	(64)	46	(104)
Repayments of long-term debt	(512)	(8)	(535)	(47)
Issuance of common stock	17	7	38	64
Repayment of preferred stock	(69)	—	(69)	—
Other financing activities	(14)	(46)	(60)	(195)

Net cash (used in) provided by financing activities from continuing operations	(581)	1,520	1,051	468
Effect of exchange rate changes on cash and cash equivalents	12	26	66	35

Net (decrease) increase in cash and cash equivalents	(518)	2,134	927	504
Cash and cash equivalents at beginning of period	4,339	2,205	2,894	2,390

Cash and cash equivalents at end of period	$3,821	$4,339	$3,821	$2,894

Interest paid	$116	$49	$336	$349

Income tax (payments) refunds, net	$(34)	$144	$109	$804

Exhibit E

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
SUMMARY FINANCIAL DATA
(Unaudited; amounts in millions)

Summary of significant favorable (unfavorable) items impacting results	Three months ended
	September 30,	June 30,	September 30,
	2003	2003	2002

Business restructuring (charges) reversals and asset impairments, net	$42	$(14)	$(784)
Impairment of goodwill	—	(35)	(15)
Amortization of goodwill and acquired intangibles	—	(5)	(32)
Legal settlements (shareowner lawsuit)	(33)	(33)	—
Bad debt and customer financing recoveries	150	—	—
Business disposition reserve	7	10	—
Inventory related charges impacting gross margin and adjustments related to certain long-term contracts and customer obligations, including a significant customer financing default	—	—	(700)
Bad debt provision for significant customer financing default	—	—	(250)
Asset impairment charge related to capitalized UMTS software development costs	(50)	—	(250)
Customer and supplier credits, certain adjustments to employee expenses and a sales tax refund	88	—	—
Gain on the sale of the optical fiber business	—	—	141
Impairment charges for certain investments	—	—	(100)
Impact of debt extinguishment and retirement of 8% convertible preferred stock	14	(14)	(29)
Related income tax impacts and other discrete tax items	(150)	78	13

Total	$68	$(13)	$(2,006)

Per share impact — basic & diluted	$0.02	$(0.00)	$(0.59)

The above significant items impacting results were reflected in:
Gross margin	$81	$1	$(711)
Operating expenses	151	(53)	(1,320)
Other income (expense), net	(13)	(19)	41
Income taxes	(150)	78	13
Conversion and redemption cost - 8.00% redeemable convertible preferred stock	(1)	(20)	(29)

	$68	$(13)	$(2,006)

Exhibit E

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
SUMMARY FINANCIAL DATA
(Unaudited; amounts in millions)

	Three months ended

	September 30,	June 30,	September 30,
	2003	2003	2002

Results by Segment *
Total Revenues
Integrated Network Solutions (INS)	$1,112	$1,059	$1,253
Mobility Solutions (Mobility)	856	826	939
Other	59	80	85

Total revenues	$2,027	$1,965	$2,277

U.S. Revenues
INS	$546	$537	$688
Mobility	602	585	677
Other	59	80	73

Total revenues — U.S	$1,207	$1,202	$1,438

Non-U.S. Revenues
INS	$566	$522	$565
Mobility	254	241	262
Other	—	—	12

Total revenues — Non-U.S	$820	$763	$839

Operating income (loss)
INS	$138	$(47)	$(926)
Mobility	141	(56)	(839)

Total segment operating income (loss)	279	(103)	(1,765)
Amortization of goodwill and other acquired intangibles	—	(5)	(32)
Impairment of goodwill	—	(35)	(15)
Business restructuring (charges) reversals, net	42	(14)	(773)
Other	18	(112)	(201)

Total operating income (loss)	$339	$(269)	$(2,786)

Products and Services Revenues
Wireless	$634	$624	$680
Voice networking	356	411	444
Data & network management	301	246	252
Optical networking	215	165	255
Services	460	439	566
Other	61	80	80

Total revenues	$2,027	$1,965	$2,277

*	Segment information for comparative periods has been reclassified to conform to the current period’s presentation.

Exhibit E

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
SUMMARY FINANCIAL DATA
(Unaudited; amounts in millions)

	Year ended

	September 30,	September 30,
	2003	2002

Results by Segment *
Total Revenues
Integrated Network Solutions (INS)	$4,235	$6,262
Mobility Solutions (Mobility)	4,001	5,535
Other	234	524

Total revenues	$8,470	$12,321

U.S. Revenues
INS	$2,205	$3,440
Mobility	2,681	4,337
Other	235	422

Total revenues — U.S	$5,121	$8,199

Non-U.S. Revenues
INS	$2,030	$2,822
Mobility	1,320	1,198
Other	(1)	102

Total revenues — Non-U.S	$3,349	$4,122

Operating income (loss)
INS	$(119)	$(2,954)
Mobility	322	(587)

Total segment operating income (loss)	203	(3,541)
Amortization of goodwill and other acquired intangibles	(15)	(250)
Impairment of goodwill	(35)	(826)
Business restructuring (charges) reversals, net	184	(1,490)
Other	(559)	(872)

Total operating loss	$(222)	$(6,979)

Products and Services Revenues
Wireless	$3,080	$4,443
Voice networking	1,557	2,117
Data & network management	1,072	1,180
Optical networking	706	1,345
Services	1,804	2,727
Other	251	509

Total revenues	$8,470	$12,321

*	Segment information for comparative periods has been reclassified to conform to the current period’s presentation.